                                                    Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141
FOR IMMEDIATE RELEASE	Company Contact
May 7, 2019	Jacqueline Burwitz Investor Relations 314-985-2169 JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2019 Second Quarter Results

•	Reported net sales increased 48.6% to $556.4 million due to the impact of acquisitions and positive organic growth[1] of 1.9%

•
Diluted net loss per common share from continuing operations was $0.97 in the second fiscal quarter compared to diluted net earnings of $0.13 in the prior year second quarter, and adjusted diluted net earnings per common share[1] from continuing operations was $0.20 compared to $0.45 in the prior year second quarter

•	Completed transformational Battery and Auto Care Acquisitions in the second fiscal quarter

•	In fiscal 2020, under our first full year of ownership, expect Adjusted EBITDA[2] to be in the range of $650 to $675 million and Adjusted Free Cash Flow[2] to be in the range of $330 to $370 million.

St. Louis —May 7, 2019—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the second fiscal quarter, which ended March 31, 2019. For the second fiscal quarter, results were a net loss from continuing operations of $62.3 million, or a $0.97 loss per diluted common share, compared to net earnings of $7.8 million, or $0.13 per diluted common share, in the prior year second quarter. Adjusted net earnings from continuing operations in the second quarter were $16.8 million, or $0.20 per diluted common share, compared to adjusted net earnings from continuing operations of $27.6 million, or $0.45 per diluted common share, in the prior year second quarter.

“We accomplished a tremendous amount in the second quarter as we continue to position the company for the future,” said Alan Hoskins, Chief Executive Officer. “This quarter marks a significant milestone in the transformation of Energizer into a diversified global household products leader. Our recent acquisitions add leading brands in growing categories we know well and provide new platforms from which we expect to drive significant shareholder value in the coming years using the same methods we have employed in our legacy business. Our legacy business also continues to build momentum and deliver top-line organic revenue growth and improved profitability. ”
Second Quarter 2019 Financial Highlights (Unaudited)
The following is a summary of key results for the second quarter of fiscal 2019. All comparisons are with the second quarter of fiscal 2018 and represent continuing operations unless otherwise stated.

•Net sales were $556.4 million, an increase of 48.6%: (a)

◦
Organic net sales increased $7.1 million, or 1.9%, due to favorable pricing and distribution gains, partially offset by volume declines resulting from the lapping of fill volumes associated with our portfolio realignment in the prior year;

◦	The impact of the acquisitions increased net sales by $186.3 million, or 49.8%;

1 See Supplemental Schedules - Non-GAAP Reconciliations regarding non-GAAP financial measures.
2 The Company is unable to provide a reconciliation to the full year 2020 Adjusted EBITDA range of approximately $650 to $675 million and Adjusted free cash flow range of approximately $330 to $370 million to comparable GAAP measures due to uncertainty regarding the timing and amount of future acquisition and integration costs and related payments.

◦	Our Argentina operations, deemed to be highly inflationary, had an unfavorable impact on net sales of $0.9 million, or 0.2%; and

◦	Unfavorable movement in foreign currencies, excluding Argentina, resulted in decreased sales of $10.5 million, or 2.9%.

•
Gross margin percentage on a reported basis, which was significantly impacted by the acquisitions, was 34.9% versus 45.0% in the prior year. Excluding the current year inventory step up resulting from purchase accounting and the current year acquisition and integration costs, gross margin was 40.6%, down 440 basis points from prior year, driven by the lower margin rate profile of the acquired businesses and unfavorable movement in foreign currencies. The legacy business was flat to prior year as currency headwinds were offset by the reclassification of currency gains from Other items, net into Cost of products sold, due to the adoption of new accounting guidance in the current fiscal quarter. (a)

•
A&P was 4.4% of net sales, a decrease of 120 basis points versus the prior year. The legacy business had A&P of $21.2 million, or 5.7% of legacy net sales, an increase of 10 basis points, driven by increased media spending.

•
SG&A, excluding acquisition and integration costs, was 20.2% of net sales, or $112.2 million, an increase of $24.5 million versus the prior year. The legacy business as a percent of net sales was 23.4%, or $86.9 million, flat with the prior year second quarter. The benefit of our continuous improvement initiatives as well as lapping prior year investments in those initiatives was offset by the licensing revenue reclassification to net sales. (a)

•
Interest expense was $77.2 million compared to $16.5 million for the prior year comparative period. The current quarter expense included $33.2 million of interest expense related to issuance fees associated with the Battery and Auto Care Acquisitions' debt issued in January 2019. Excluding the current year and prior year acquisition costs of $2.9 million, the current year interest expense increased $30.4 million attributed to higher debt associated with the acquisitions. (a)

•
Income tax rate on a year to date basis was 46.9% as compared to 50.1% in the prior year. The current rate includes $1.5 million for the one-time impact of U.S. tax legislation passed in December 2017 and the impact of disallowed transaction costs resulting from the acquisitions, which drove a higher tax rate. The prior year rate includes $31.2 million for the one-time impact of the new U.S. tax legislation passed in December 2017 and the impact of tax withholding expense related to the cash movement that occurred to fund the Spectrum battery acquisition. Excluding the impact of our Non-GAAP adjustments, the year to date tax rate was 20.9% as compared to 24.0% in the prior year. The decrease in the rate is driven by the new 21% statutory U.S. rate effective for all of fiscal year 2019 compared to the statutory rate of 24.5% in fiscal year 2018. (a)

•
Diluted net loss from continuing operations per common share for the quarter was a loss of $0.97 and Adjusted diluted net earnings from continuing operations per common share for the quarter was income of $0.20. (a)

•
Net cash from operating activities from continuing operations on a year to date basis was $13.0 million and Adjusted free cash flow from continuing operations on a year to date basis was $101.1 million, or 9.0% of net sales. (a)

•	Dividend payments in the quarter were approximately $21.0 million, or $0.30 per common share.

•
Discontinued operations reported a loss of $11.0 million for the quarter, or $0.17 per common share. Included in these results are an after tax inventory step up adjustment of $8.8 million and costs related to selling the business of $4.5 million after tax.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.

Total Net Sales (In millions - Unaudited)
For the Quarter and Six Months Ended March 31, 2019
	Q2	% Chg	Six Months	% Chg
Net Sales - FY'18	$374.4		$947.7
Organic	7.1	1.9%	17.0	1.8%
Impact of Battery Acquisition	99.9	26.7%	99.9	10.5%
Impact of Auto Care Acquisition	84.5	22.6%	84.5	8.9%
Impact of Nu Finish Acquisition	1.9	0.5%	2.9	0.3%
Change in Argentina operations	(0.9)	(0.2)%	(4.2)	(0.4)%
Impact of currency	(10.5)	(2.9)%	(19.5)	(2.0)%
Net sales - FY'19	$556.4	48.6%	$1,128.3	19.1%

Total Net sales increased 48.6%, or $182.0 million:

•	Organic net sales were up 1.9%, or $7.1 million, in the second fiscal quarter due to the following items:

◦	Pricing and distribution gains contributed 2.2% to the organic increase;

◦	The impact of the reclassification of licensing revenues contributed 0.8%; and

◦	Partially offsetting the above was 1.1% related to volume declines as a result of lapping the fill volume benefits of our prior year portfolio alignment.

•	The acquisitions positively impacted net sales by 49.8%, or $186.3 million.

•	Our Argentina operations had an unfavorable impact on net sales of $0.9 million, or 0.2%. Our pricing actions in the market could not fully overcome the negative inflationary impacts.

•	Unfavorable currency impacts were $10.5 million, or 2.9%.

Total Segment Profit (In millions - Unaudited)
For the Quarter and Six Months Ended March 31, 2019
	Q2	% Chg	Six Months	% Chg
Segment Profit - FY'18	$89.8		$262.1
Organic	3.6	4.0%	10.5	4.0%
Impact of Battery Acquisition	13.1	14.6%	13.1	5.0%
Impact of Auto Care Acquisition	24.7	27.5%	24.7	9.4%
Impact of Nu Finish Acquisition	1.5	1.7%	2.0	0.8%
Change in Argentina operations	(0.4)	(0.4)%	(2.3)	(0.9)%
Impact of currency	(7.2)	(8.1)%	(14.3)	(5.4)%
Segment Profit - FY'19	$125.1	39.3%	$295.8	12.9%

Total Segment profit in the second fiscal quarter increased $35.3 million, or 39.3%. Excluding the unfavorable movement in foreign currencies of $7.2 million, impact of the acquisitions of $39.3 million, and decline due to Argentina operations of $0.4 million, organic segment profit increased $3.6 million, or 4.0%, in the current fiscal quarter. The increase in the quarter was driven by top-line organic growth, partially offset by slightly increased A&P spending.

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached for further information on our above breakouts.

Financial Outlook for Fiscal Year 2019
The company is revising our fiscal 2019 outlook to reflect the impact of its acquisitions completed in the second quarter. Adjusted earnings per share from continuing operations is now expected to be between $2.90 to $3.00 and includes the impact of the Spectrum Brands' Battery and Auto Care businesses and the equity and debt issuances, completed in January 2019. This guidance does not assume any benefit from storm activity in the current year, which is difficult to predict. Any storm activity that may occur would be incremental to this guidance.
Note that all comparisons are with the fiscal year ended September 30, 2018 unless otherwise stated.

Net Sales on a reported basis are expected to be in the range of $2.52 to $2.57 billion:

•	Organic net sales are expected to be up 3% to 3.5% driven by distribution gains and improved pricing;

•	Battery acquisition is expected to contribute net sales in the range of $350 to $370 million for the nine months included in fiscal year 2019;

•	Auto Care acquisition is expected to contribute net sales in the range of $350 to $360 million for the eight months included in fiscal year 2019;

•	Nu Finish acquisition is expected to contribute $5 to $7 million;

•	Argentina is now expected to be a headwind of 30 basis points due to the high inflation; and

•	Unfavorable movements in foreign currency, excluding Argentina, are expected to negatively impact net sales by 1.5% to 2.0% based on current rates.

Gross margin rates, excluding acquisition and integration costs, are now expected to decrease approximately 400 to 440 basis points to a range of 41.7% to 42.3%, driven by the lower margin profiles of the acquired businesses.

•	Gross margin rate on the legacy business is expected to decline by 70 basis points primarily due to the negative impacts of foreign currency experienced in the first half of the year.

•
The acquired Battery and Auto Care businesses are expected to negatively impact the gross margin rate by approximately 370 basis points with the acquired battery business driving roughly 280 basis points of the decline and the acquired Auto Care business driving the remainder.

A&P spending for the combined business is expected to be approximately 5% of net sales.

•	A&P spending on the legacy business is expected to be approximately 6.5% of net sales in line with our previous guidance.

•	The acquired Battery and Auto Care businesses will execute their planned A&P spending, which for both businesses is a lower percentage spending level than our historical average.

SG&A as a percent of net sales, excluding acquisition and integration costs, is expected to be in the range of 17% to 17.5%.

•
The legacy business will see a further decline on a year over year basis as we continue to recognize the benefits from our continuous improvement initiatives. It is expected to be down approximately 60 basis points.

R&D as a percent of net sales is expected to be approximately 1.3%.
Amortization expense is expected to be approximately $45 million.
Depreciation expense is expected to be in the range of $54 to $58 million.

Stock Compensation expense is expected to be approximately $28 million.
Interest expense is expected to be approximately $155 million, which reflects the expected pay down of roughly $100 million of debt during fiscal 2019 in addition to the anticipated pay down of debt using divestiture proceeds.

Ex-unusual income tax rate is expected to be in the range of 21% to 23% based on the current expected country mix of earnings and the impact of additional guidance issued on the new tax law changes during the first fiscal quarter of 2019.
Adjusted net income from continuing operations is expected to be in the range of $210 to $217 million.
Adjusted diluted net earnings from continuing operations per common share for the full fiscal year is now expected to be in the range of $2.90 to $3.00.

•	Adjusted earnings per share for the full fiscal year assumes all preferred shares are converted to common, resulting in an estimated weighted average diluted share count of 72.5 million shares.

•	This dilution is due to the share issuances in January 2019 to fund the Auto Care Acquisition.

Capital spending is expected to be in the range of $60 to $65 million, including integration capital spending.

Adjusted Free cash flow is expected to be in the range of $220 to $250 million.

•
The legacy business remains roughly flat to prior year reflecting the expected foreign currency headwinds and lapping the benefits of hurricanes and asset sales in fiscal year 2018 that are not expected to repeat.

Adjusted EBITDA is expected to be in the range of $540 to $560 million.

Acquisition costs of approximately $115 to $120 million and integration costs of approximately $45 to $55 million are expected to be incurred in fiscal year 2019.

Financial Outlook for Fiscal Year 2020

The company is also providing a preview of our fiscal 2020 adjusted earnings per share from continuing operations outlook of $3.25 to $3.45, which includes a full year impact of the acquisitions completed in the second quarter of fiscal year 2019. Consistent with the current fiscal year 2019, this guidance does not include any benefit associated with storm activity, which, if it occurs, would be incremental to this outlook.

Note that all comparisons are with the fiscal year ended September 30, 2019 outlook unless otherwise stated.

Net Sales on a reported basis are expected to be in the range of $2.79 to $2.85 billion:

•
Organic net sales are expected to grow low single digits, with combined battery expected to grow organically by 1% to 2% and combined auto care expected to grow by 2%. The organic growth is expected to be driven by improved pricing and distribution gains;

•	Combined battery is expected to contribute net sales in the range of $2.24 to $2.28 billion;

•	Combined auto care is expected to contribute net sales in the range of $555 to $575 million; and

•	The movements in foreign currency are not expected to have a meaningful impact on net sales based on current rates.

Gross margin rates, excluding acquisition and integration costs, are expected to improve by 30 to 70 basis points and be in the range of 42% to 43%, reflecting the partial realization of synergy benefits and improved operating efficiencies.

A&P spending for the combined businesses is expected to be approximately 5% of net sales.

SG&A, as a percent of net sales, excluding acquisition and integration costs, is expected to be in the range of 16.0% to 17.0%. This excludes amortization expense discussed below.

R&D as a percent of net sales is expected to be approximately 1.3%.

Amortization expense is expected to be approximately $65 million.

Depreciation expense is expected to be in the range of $62 to $67 million.

Stock Compensation expense is expected to be approximately $30 million.

Interest expense is expected to be approximately $175 to $180 million, which reflects the pay down of an additional $200 million of debt during fiscal 2020.

Ex-unusual income tax rate is expected to be in the range of 21% to 23% consistent with fiscal 2019.

Adjusted net income from continuing operations is expected to be in the range of $245 to $260 million.

Adjusted diluted net earnings from continuing operations per common share is expected to be in the range of $3.25 to $3.45. Adjusted earnings per share for the full fiscal year assumes all preferred shares are converted to common, resulting in an estimated weighted average diluted share count of 75.5 million shares.

Capital spending is expected to be in the range of $60 to $65 million, including integration capital spending.

Adjusted Free cash flow is expected to be in the range of $330 to $370 million.

Adjusted EBITDA is expected to be in the range of $650 to $675 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on second fiscal quarter earnings and the updated financial outlook for fiscal 2019 and the initial outlook for fiscal 2020. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://www.webcaster4.com/Webcast/Page/1192/29953

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
# # #
Forward-Looking Statements.

This document contains both historical and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipates,” “targets,” “expects,” “hopes,” “estimates,” “intends,” “plans,” “goals,” “believes,” “continue” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” Forward-looking statements represent the Company’s current expectations, plans or forecasts of its future results, revenues, expenses, capital measures, strategy, and future business and economic conditions more generally, and other future matters. These statements are not guarantees of future results or performance and involve certain known and unknown risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company’s control. Actual outcomes and results may differ materially from those expressed in, or Factors that could cause actual results or events to differ materially from those anticipated include, without limitation, the matters implied by, any of these forward-looking statements. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•
our ability to integrate businesses; to realize the projected results of acquisitions of the acquired businesses; and to obtain expected cost savings, synergies and other anticipated benefits of the acquired businesses within the expected timeframe, or at all; the impact of the acquired businesses on our business operations;

•	our ability to divest of the Europe-based Varta® consumer battery, chargers, portable power and portable lighting business which serves the Europe, the Middle East and Africa markets;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•
our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	the impact of the United Kingdom’s announced intention to exit the European Union;

•	the impact of raw materials and other commodity costs;

•
the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, including customs and tariff determinations, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our
Form 10-K and Form 10-Q filed with the Securities and Exchange Commission on November 16, 2018 and February 5, 2019, respectively.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	For the Quarter Ended March 31,		For the Six Months Ended March 31,
	2019	2018	2019	2018
Net sales	$556.4	$374.4	$1,128.3	$947.7
Cost of products sold (1)	362.2	205.9	658.6	500.9
Gross profit	194.2	168.5	469.7	446.8
Selling, general and administrative expense (1)	141.3	104.2	245.9	203.4
Advertising and sales promotion expense	24.7	20.9	65.6	58.2
Research and development expense	8.7	5.4	14.2	10.7
Amortization of intangible assets	12.5	2.8	15.7	5.6
Interest expense (1) (2)	77.2	16.5	125.4	29.9
Other items, net (1)	3.8	0.9	(13.1)	2.2
(Loss)/earnings before income taxes	(74.0)	17.8	16.0	136.8
Income tax (benefit)/provision (3)	(11.7)	10.0	7.5	68.6
Net (loss)/earnings from continuing operations	$(62.3)	$7.8	$8.5	$68.2
Net loss from discontinued operations, net of an income tax benefit of $2.9	(11.0)	—	(11.0)	—
Net (loss)/earnings	(73.3)	7.8	(2.5)	68.2
Mandatory preferred stock dividends	(3.3)	—	(3.3)	—
Net (loss)/earnings attributable to common shareholders	$(76.6)	$7.8	$(5.8)	$68.2

Basic net (loss)/earnings per common share - continuing operations	$(0.97)	$0.13	$0.08	$1.14
Basic net loss per common share - discontinued operations	(0.17)	—	(0.17)	—
Basic net (loss)/earnings per common share	$(1.14)	$0.13	$(0.09)	$1.14

Diluted net (loss)/earnings per common share - continuing operations	$(0.97)	$0.13	$0.08	$1.11
Diluted net loss per common share - discontinued operations	(0.17)	—	(0.17)	—
Diluted net (loss)/earnings per common share	$(1.14)	$0.13	$(0.09)	$1.11

Weighted average shares of common stock - Basic	67.3	59.7	63.5	60.0
Weighted average shares of common stock - Diluted	67.3	61.1	64.6	61.3

(1) See the Non-GAAP Reconciliations attached which break out the Acquisition and integration costs included within these lines.

(2) Includes Acquisition debt commitment fees, interest and ticking fees of $33.2 million and $65.6 million for the quarter and six months ended March 31, 2019, respectively, and $2.9 for the quarter and six months ended March 31, 2018, associated with the Battery and Auto Care acquisitions.

(3) Income tax (benefit)/provision for the three and six months ended March 31, 2018 includes $5.5 million of acquisition tax withholding expense related to the cash movement to fund the Battery acquisition. The provision for the six months ended March 31, 2019 includes $1.5 million and for the three and six months ended March 31, 2018 includes $0.2 million and $31.2 million, respectively, of one-time expense related to the enactment of the Tax Cuts and Jobs Act of 2017 (U.S. Tax Legislation).

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

Assets	March 31, 2019	September 30, 2018
Current assets
Cash and cash equivalents	$332.9	$522.1
Trade receivables, less allowance for doubtful accounts of $6.8 and $4.0, respectively	354.0	230.4
Inventories	491.1	323.1
Other current assets	152.2	95.5
Assets held for sale	848.2	—
Total current assets	$2,178.4	$1,171.1
Restricted cash	—	1,246.2
Property, plant and equipment, net	363.7	166.7
Goodwill	1,012.4	244.2
Other intangible assets, net	1,936.8	232.7
Deferred tax asset	50.2	36.9
Other assets	100.8	81.0
Total assets	$5,642.3	$3,178.8

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$10.0	$4.0
Current portion of capital lease	1.6	—
Notes payable	8.2	247.3
Accounts payable	296.2	228.9
Other current liabilities	310.6	271.0
Liabilities held for sale	389.6	—
Total current liabilities	$1,016.2	$751.2
Long-term debt	3,557.1	976.1
Long-term debt held in escrow	—	1,230.7
Other liabilities	423.7	196.3
Total liabilities	$4,997.0	$3,154.3
Shareholders' equity
Common stock	0.7	0.6
Mandatory convertible preferred stock	—	—
Additional paid-in capital	860.5	217.8
Retained earnings	127.9	177.3
Treasury stock	(116.3)	(129.4)
Accumulated other comprehensive loss	(227.5)	(241.8)
Total shareholders' equity	$645.3	$24.5
Total liabilities and shareholders' equity	$5,642.3	$3,178.8

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	For the Six Months Ended March 31,
	2019	2018
Cash Flow from Operating Activities
Net (loss)/earnings	$(2.5)	$68.2
Loss from discontinued operations, net of tax	(11.0)	—
Net earnings from continuing operations	8.5	68.2
Depreciation and amortization	40.0	22.4
Deferred income taxes	0.2	13.6
Share-based compensation expense	14.1	14.0
Mandatory transition tax	1.5	28.8
Inventory step up	27.2	—
Non-cash items included in income, net	(5.8)	6.6
Other, net	(3.5)	(4.2)
Changes in current assets and liabilities used in operations	(69.2)	11.2
Net cash from operating activities from continuing operations	13.0	160.6
Net cash used by operating activities from discontinued operations	(11.2)	—
Net cash from operating activities	1.8	160.6

Cash Flow from Investing Activities
Capital expenditures	(20.7)	(11.3)
Proceeds from sale of assets	0.1	—
Acquisitions, net of cash acquired	(2,403.8)	—
Net cash used by investing activities from continuing operations	(2,424.4)	(11.3)
Net cash used by investing activities from discontinued operations	(450.6)	—
Net cash used by investing activities	(2,875.0)	(11.3)

Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	1,800.0	—
Payments on debt with maturities greater than 90 days	(438.4)	(2.0)
Net (decrease)/increase in debt with original maturities of 90 days or less	(239.1)	43.4
Debt issuance costs	(40.1)	—
Net proceeds from issuance of mandatory convertible preferred shares	199.5	—
Net proceeds from issuance of common stock	205.3	—
Dividends paid on common stock	(40.8)	(35.0)
Common stock purchased	—	(50.0)
Taxes paid for withheld share-based payments	(7.1)	(1.8)
Net cash from/(used by) financing activities from continuing operations	1,439.3	(45.4)
Net cash used by financing activities from discontinued operations	(1.0)	—
Net cash from/(used by) financing activities	1,438.3	(45.4)

Effect of exchange rate changes on cash	(0.5)	8.4

Net (decrease)/increase in cash, cash equivalents, and restricted cash from continuing operations	(972.6)	112.3
Net decrease in cash, cash equivalents, and restricted cash from discontinued operations	(462.8)	—
Net (decrease)/increase in cash, cash equivalents, and restricted cash	(1,435.4)	112.3
Cash, cash equivalents, and restricted cash, beginning of period	1,768.3	378.0
Cash, cash equivalents, and restricted cash, end of period	$332.9	$490.3

ENERGIZER HOLDINGS, INC.
Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Six Months Ended March 31, 2019

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as acquisition and integration costs and related items, gain on sale of real estate, settlement loss on the Canadian pension plan termination, and the one-time impact of the new U.S. tax legislation. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and charges related to acquisition and integration have all been excluded from segment profit.

Adjusted Net Earnings From Continuing Operations and Adjusted Diluted Net Earnings Per Common Share - Continuing Operations (EPS). These measures exclude the impact of the costs related to acquisition and integration and the one-time impact of the new U.S. income tax legislation.

Ex-unusual Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred, as well as the one-time impact of the new U.S. tax legislation.

Organic. This is the non-GAAP financial measurement of the change in revenue or segment profit that excludes or otherwise adjusts for the impact of acquisitions, change in Argentina operations and impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisitions. Energizer completed the Auto Care Acquisition on January 28, 2019, Battery Acquisition on January 2, 2019, and Nu Finish Acquisition on July 2, 2018. These adjustments include the impact of the acquisitions' ongoing operations contributed to each respective income statement caption for the first year's operations directly after the acquisition date. This does not include the impact of acquisition and integration costs associated with any acquisition.

Change in Argentina Operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018. For presentation purposes, the Company has recast Argentina's prior period operations as well.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.
Adjusted Comparisons. Detail for adjusted Gross Margin and SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration.

Free Cash Flow and Adjusted Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration costs. These cash payments are net of the statutory tax benefit associated with the payment.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to acquisition and integration, settlement loss on the Canadian pension plan termination, gain on sale of real estate, and share-based payments.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Six Months Ended March 31, 2019
(In millions, except per share data - Unaudited)
Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before tax, for the quarter and six months ended March 31, 2019 and 2018, respectively, are presented below:

	Quarter Ended March 31,		Six Months Ended March 31,
	2019	2018	2019	2018
Net Sales
Americas	$381.6	$224.1	$755.1	$597.2
International	174.8	150.3	373.2	350.5
Total net sales	$556.4	$374.4	$1,128.3	$947.7
Segment Profit
Americas	$88.7	$55.7	$204.8	$178.8
International	36.4	34.1	91.0	83.3
Total segment profit	$125.1	$89.8	$295.8	$262.1
General corporate and other expenses (1)	(29.7)	(24.7)	(48.4)	(46.3)
Global marketing expense	(6.4)	(5.2)	(9.5)	(8.4)
Research and development expense	(8.7)	(5.4)	(14.2)	(10.7)
Amortization of intangible assets	(12.5)	(2.8)	(15.7)	(5.6)
Acquisition and integration costs (2)	(95.4)	(19.4)	(131.9)	(25.1)
Interest expense (3)	(44.0)	(13.6)	(59.8)	(27.0)
Other items, net (4)	(2.4)	(0.9)	(0.3)	(2.2)
Total (loss)/earnings before income taxes	$(74.0)	$17.8	$16.0	$136.8

(1) Recorded in SG&A on the unaudited Consolidated (Condensed) Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for where these charges are recorded in unaudited Consolidated (Condensed) Statement of Earnings.
(3) Interest expense for the quarter and six months ended March 31, 2019 included $33.2 million and $65.6 million, respectively, and for the quarter and six months ended March 31, 2018 included $2.9 million of acquisition commitment fees, debt ticking fees, and interest expense on escrowed debt which have been reclassified for purposes of the reconciliation above.
(4) Other items, net for the quarter and six months ended March 31, 2019 on the Consolidated (Condensed) Statement of Earnings included acquisition related net expense of $1.4 million and income of $13.4 million, respectively, which have been reclassified for purposes of the reconciliation above.

Supplemental product information is presented below for revenues from external customers:

	Quarter Ended March 31,		Six Months Ended March 31,
Net Sales	2019	2018	2019	2018
Batteries	$419.4	$330.3	$941.3	$854.8
Auto Care	108.6	23.4	129.1	44.8
Lights and Licensing	28.4	20.7	57.9	48.1
Total net sales	$556.4	$374.4	$1,128.3	$947.7

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Six Months Ended March 31, 2019
(In millions, except per share data - Unaudited)

The following tables provide a reconciliation of Net (loss)/earnings from continuing operations and Diluted net (loss)/earnings per common share - continuing operations to Adjusted net earnings from continuing operations and Adjusted diluted net earnings per share - continuing operations, which are non-GAAP measures.

	For the Quarter Ended March 31,		For the Six Months Ended March 31,
	2019	2018	2019	2018
Net (loss)/earnings attributable to common shareholders	$(76.6)	$7.8	$(5.8)	$68.2
Mandatory preferred stock dividends	(3.3)	—	(3.3)	—
Net (loss)/earnings	(73.3)	7.8	(2.5)	68.2
Net loss from discontinued operations, net of tax	(11.0)	—	(11.0)	—
Net (loss)/earnings from continuing operations	$(62.3)	$7.8	$8.5	$68.2
Adjustments
Pre-tax acquisition and integration (1)	95.4	19.4	131.9	25.1
Tax impact of acquisition and integration charges	(16.3)	(5.3)	(24.9)	(6.9)
Acquisition withholding tax (2)	—	5.5	—	5.5
One-time impact of the new U.S. Tax Legislation	—	0.2	1.5	31.2
Adjusted net earnings from continuing operations (3)	$16.8	$27.6	$117.0	$123.1

	For the Quarter Ended March 31,		For the Six Months Ended March 31,
	2019	2018	2019	2018
Diluted net (loss)/earnings per common share - continuing operations	$(0.97)	$0.13	$0.08	$1.11
Adjustments
Pre-tax acquisition and integration (1)	1.40	0.32	1.90	0.41
Tax impact of acquisition and integration charges	(0.24)	(0.09)	(0.36)	(0.11)
Acquisition withholding tax (2)	—	0.09	—	0.09
One-time impact of the new U.S. Tax Legislation	—	—	0.02	0.51
Impact for diluted share calculation (4)	0.01	—	0.05	$—
Adjusted diluted net earnings per diluted share - continuing operations	$0.20	$0.45	$1.69	$2.01
Weighted average shares of common stock - Diluted	67.3	61.1	64.6	61.3
Adjusted Weighted average shares of common stock - Diluted (4)	68.3	61.1	69.3	61.3
(1) See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.
(2) This represents the prior year tax withholding expense related to cash movement to fund the Battery acquisition.
(3) The effective tax rate for the quarter ended March 31, 2019 and 2018 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 21.5% and 25.8%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The effective tax rate for the six months ended March 31, 2019 and 2018 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 20.9% and 24.0%, respectively, as calculated utilizing the statutory rate for where the costs were incurred.
(4) Adjusted net earnings from continuing operations for the quarter results in net earnings compared to the reported number of a net loss. To calculate the Adjusted diluted net earnings per common share - continuing operations, the Adjusted Weighted average shares of common stock - Diluted factor in the diluted performance shares and restricted shares of 1.0 million which were anti-dilutive on a reported basis.
For the six month calculation, the Adjusted Weighted average shares of common stock - Diluted is assuming conversion of the preferred shares as those results are more dilutive. The shares have been adjusted for the 4.7 million share conversion and the preferred dividend has been adjusted out of the Adjusted net earnings.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Six Months Ended March 31, 2019
(In millions, except per share data - Unaudited)

Net Sales	Q1'19	% Chg	Q2'19	% Chg	Six Months '19	% Chg
Americas
Net Sales - prior year	$373.1		$224.1		$597.2
Organic	4.7	1.3%	2.0	0.9%	6.7	1.1%
Impact of Battery Acquisition	—	—%	78.1	34.9%	78.1	13.1%
Impact of Auto Care Acquisition	—	—%	77.9	34.8%	77.9	13.0%
Impact of Nu Finish Acquisition	1.0	0.3%	1.8	0.8%	2.8	0.5%
Change in Argentina	(3.3)	(0.9)%	(0.9)	(0.4)%	(4.2)	(0.7)%
Impact of currency	(2.0)	(0.6)%	(1.4)	(0.7)%	(3.4)	(0.6)%
Net Sales - current year	$373.5	0.1%	$381.6	70.3%	$755.1	26.4%
International
Net Sales - prior year	$200.2		$150.3		$350.5
Organic	5.2	2.6%	5.1	3.4%	10.3	2.9%
Impact of Battery Acquisition	—	—%	21.8	14.5%	21.8	6.2%
Impact of Auto Care Acquisition	—	—%	6.6	4.4%	6.6	1.9%
Impact of Nu Finish Acquisition	—	—%	0.1	0.1%	0.1	—%
Impact of currency	(7.0)	(3.5)%	(9.1)	(6.1)%	(16.1)	(4.5)%
Net Sales - current year	$198.4	(0.9)%	$174.8	16.3%	$373.2	6.5%
Net Sales
Net Sales - prior year	$573.3		$374.4		$947.7
Organic	9.9	1.7%	7.1	1.9%	17.0	1.8%
Impact of Battery Acquisition	—	—%	99.9	26.7%	99.9	10.5%
Impact of Auto Care Acquisition	—	—%	84.5	22.6%	84.5	8.9%
Impact of Nu Finish Acquisition	1.0	0.2%	1.9	0.5%	2.9	0.3%
Change in Argentina	(3.3)	(0.6)%	(0.9)	(0.2)%	(4.2)	(0.4)%
Impact of currency	(9.0)	(1.5)%	(10.5)	(2.9)%	(19.5)	(2.0)%
Net Sales - current year	$571.9	(0.2)%	$556.4	48.6%	$1,128.3	19.1%

Energizer Holdings, Inc.
Supplemental Schedules - Segment Profit
For the Quarter and Six Months Ended March 31, 2019
(In millions, except per share data - Unaudited)

Segment Profit	Q1'19	% Chg	Q2'19	% Chg	Six Months '19	% Chg
Americas
Segment Profit - prior year	$123.1		$55.7		178.8
Organic	(4.2)	(3.4)%	1.7	3.1%	(2.5)	(1.4)%
Impact of Battery Acquisition	—	—%	7.1	12.7%	7.1	4.0%
Impact of Auto Care Acquisition	—	—%	24.0	43.1%	24.0	13.4%
Impact of Nu Finish Acquisition	0.5	0.4%	1.5	2.7%	2.0	1.1%
Change in Argentina	(1.9)	(1.5)%	(0.4)	(0.7)%	(2.3)	(1.3)%
Impact of currency	(1.4)	(1.2)%	(0.9)	(1.7)%	(2.3)	(1.3)%
Segment Profit - current year	$116.1	(5.7)%	$88.7	59.2%	$204.8	14.5%
International
Segment Profit - prior year	$49.2		$34.1		83.3
Organic	11.1	22.6%	1.9	5.6%	13.0	15.6%
Impact of Battery Acquisition	—	—%	6.0	17.6%	6.0	7.2%
Impact of Auto Care Acquisition	—	—%	0.7	2.1%	0.7	0.8%
Impact of Nu Finish Acquisition	—	—%	—	—%	—	—%
Impact of currency	(5.7)	(11.6)%	(6.3)	(18.6)%	(12.0)	(14.4)%
Segment Profit - current year	$54.6	11.0%	$36.4	6.7%	$91.0	9.2%
Total Segment Profit
Segment Profit - prior year	$172.3		$89.8		$262.1
Organic	6.9	4.0%	3.6	4.0%	10.5	4.0%
Impact of Battery Acquisition	—	—%	13.1	14.6%	13.1	5.0%
Impact of Auto Care Acquisition	—	—%	24.7	27.5%	24.7	9.4%
Impact of Nu Finish Acquisition	0.5	0.3%	1.5	1.7%	2.0	0.8%
Change in Argentina	(1.9)	(1.1)%	(0.4)	(0.4)%	(2.3)	(0.9)%
Impact of currency	(7.1)	(4.1)%	(7.2)	(8.1)%	(14.3)	(5.4)%
Segment Profit - current year	$170.7	(0.9)%	$125.1	39.3%	$295.8	12.9%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Six Months Ended March 31, 2019
(In millions, except per share data - Unaudited)
FY19 Non-GAAP Reconciliations

Gross Profit	Q1'19	Q2'19	Q1'18	Q2'18	Q2'19 YTD	Q2'18 YTD
Net Sales	$571.9	$556.4	$573.3	$374.4	$1,128.3	$947.7
Cost of products sold - adjusted	296.4	330.5	295.0	205.9	626.9	500.9
Adjusted Gross Profit	$275.5	$225.9	$278.3	$168.5	$501.4	$446.8
Adjusted Gross Margin	48.2%	40.6%	48.5%	45.0%	44.4%	47.1%
Acquisition and integration costs	—	4.5	—	—	4.5	—
Inventory step up	—	27.2	—	—	$27.2	—
Cost of products sold	296.4	362.2	295.0	205.9	658.6	500.9
Gross Profit	$275.5	$194.2	$278.3	$168.5	$469.7	$446.8
Gross Margin	48.2%	34.9%	48.5%	45.0%	41.6%	47.1%

SG&A	Q1'19	Q2'19	Q1'18	Q2'18	Q2'19 YTD	Q2'18 YTD
Segment SG&A	$65.8	$81.4	$71.2	$61.6	$147.2	$132.8
Corporate SG&A	18.7	28.6	21.8	24.8	47.3	46.6
Global Marketing	1.2	2.2	0.5	1.3	3.4	1.8
SG&A Adjusted - subtotal	$85.7	$112.2	$93.5	$87.7	$197.9	$181.2
SG&A Adjusted % of Net Sales	15.0%	20.2%	16.3%	23.4%	17.5%	19.1%
Acquisition and integration costs	18.9	29.1	5.7	16.5	48.0	22.2
Reported SG&A	$104.6	$141.3	$99.2	$104.2	$245.9	$203.4
Reported SG&A % of Net Sales	18.3%	25.4%	17.3%	27.8%	21.8%	21.5%

Other items, net	Q1'19	Q2'19	Q1'18	Q2'18	Q2'19 YTD	Q2'18 YTD
Interest income	$(0.3)	$(0.7)	$(0.5)	$(0.3)	$(1.0)	$(0.8)
Interest income on restricted cash	(5.8)	—	—	—	(5.8)	—
Foreign currency exchange (gain)/loss	(1.1)	3.8	4.1	2.9	2.7	7.0
Pension benefit other than service costs	(0.7)	(0.7)	(1.7)	(1.7)	(1.4)	(3.4)
Acquisition foreign currency gains	(9.0)	—	—	—	(9.0)	—
Settlement of acquired business hedging contracts	—	1.5			1.5	—
Transition services agreement income	—	(0.1)			(0.1)	—
Other	—	—	(0.6)	—	—	(0.6)
Total Other items, net	$(16.9)	$3.8	$1.3	$0.9	$(13.1)	$2.2

Acquisition and integration	Q1'19	Q2'19	Q1'18	Q2'18	Q2'19 YTD	Q2'18 YTD
Inventory step up (COGS)	$—	$27.2	$—	$—	$27.2	$—
Cost of products sold	—	4.5	—	—	4.5	—
SG&A	18.9	29.1	5.7	16.5	48.0	22.2
Interest expense	32.4	33.2	—	2.9	65.6	2.9
Interest income	(5.8)	—	—	—	(5.8)	—
Acquisition foreign currency gains	(9.0)	—	—	—	(9.0)	—
Settlement of acquired business hedging contracts	—	1.5	—	—	1.5	—
Transition services agreement income	—	(0.1)	—	—	(0.1)	—
Acquisition and integration related items	$36.5	$95.4	$5.7	$19.4	$131.9	$25.1

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Six Months Ended March 31, 2019
(In millions, except per share data - Unaudited)

	Q2'19	Q1'19	Q4'18	Q3'18	LTM 3/31/19	Q2'18
Net (loss)/earnings from continuing operations	$(62.3)	$70.8	$1.5	$23.8	$33.8	$7.8
Income tax (benefit)/provision	(11.7)	19.2	5.4	7.7	20.6	10.0
(Loss)/earnings before income taxes	$(74.0)	$90.0	$6.9	$31.5	$54.4	$17.8
Interest expense	77.2	48.2	50.8	17.7	193.9	16.5
Depreciation & Amortization	28.4	11.6	11.3	11.4	62.7	10.4
EBITDA	$31.6	$149.8	$69.0	$60.6	$311.0	$44.7
Adjustments:
Acquisition and integration costs	62.2	4.1	8.0	12.5	86.8	16.5
Settlement loss on the Canadian pension plan termination	—	—	14.1	—	14.1	—
Gain on sale of real estate	—	—	—	(4.6)	(4.6)	—
Share-based payments	7.6	6.5	7.2	7.0	28.3	7.3
Adjusted EBITDA	$101.4	$160.4	$98.3	$75.5	$435.6	$68.5
(1) LTM defined as the latest 12 months for the period ending March 31, 2019

Free Cash Flow	Q2'19 YTD	Q2'18 YTD
Net cash from operating activities from continuing operations	$13.0	$160.6
Capital expenditures	(20.7)	(11.3)
Proceeds from sale of assets	0.1	—
Free cash flow from continuing operations - subtotal	$(7.6)	$149.3
Acquisition and integration related payments	108.7	3.5
Adjusted free cash flow	$101.1	$152.8

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
FY 2019 and FY2020 Outlook
(In millions, except per share data - Unaudited)

Fiscal Year 2019 Outlook Reconciliation - Adjusted net earnings and Adjusted diluted net earnings per common share - continuing operations (EPS)
(in millions, except per share data)	Net earnings			EPS
Fiscal Year 2019 - GAAP Outlook	$62	to	$90	$0.86	to	$1.25
Impacts:
Acquisition and integration costs, net of tax benefit	148	to	127	2.04	to	1.75
Fiscal Year 2019 - Adjusted Outlook	$210	to	$217	$2.90	to	$3.00
Weighted average shares - Diluted				72.5		72.5

Fiscal Year 2019 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Earnings before income taxes	$79	to	$118
Interest expense	155
Depreciation & Amortization	103	to	99
EBITDA	$337	to	$372

Adjustments:
Acquisition and integration costs	175	to	160
Share-based payments	28
Adjusted EBITDA	$540	to	$560

Non-GAAP Outlook. The Company is unable to provide a reconciliation to the full year 2019 or 2020 Adjusted free cash flow range of approximately $220 to $250 million and $330 to $370 million, respectively, or the full year 2020 Adjusted EBITDA range of $650 to $675 million or Adjusted EPS range of $3.25 to $3.45 to comparable GAAP measures, due to uncertainty regarding the timing and amount of future acquisition and integration costs and related payments.